Securities and Exchange Commission
                     Washington, D.C. 20549

                           FORM N-8A

  NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
             OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                    Variable Account J
Address of Principal Office:       175 Berkeley Street, Boston, MA 02117
Telephone Number:                  (617) 357-9500
Name and address of agent
 for service of process:           Lee W. Rabkin, Esq.
                                   Liberty Life Assurance Company of Boston
                                   175 Berkeley Street
                                   Boston, MA 02117

                           Copies to:

James J. Klopper, Esq.                  Joan E. Boros, Esq.
Keyport Life Insurance Company          Katten Muchin & Zavis
125 High Street, 13th Floor             1025 Thomas Jefferson St., N.W.
Boston, MA 02110                        Washington, D.C. 20007

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b)
of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:                                                  YES [X]  NO [ ]

                           SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 18th day of June, 1997.

                                Variable Account J
                                (Registrant)
                                By: Liberty Life Assurance Company of Boston
                                    (Sponsor)

Attest: /s/Lee W. Rabkin          By: /s/Elliot J. Williams
       Lee W. Rabkin                  Elliot J.Williams, Treasurer
       Senior Corporate Counsel